UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024

Financial Gravity Companies, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-144504	20-4057712
(Commission File Number)	(IRS Employer Identification No.)

2501 Ranch Road 620 South, Suite 110, Lakeway, Texas 78734

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 588-3893

______________

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On August 20, 2024, the Company became aware that Marathon Financial Group, LLC ("Marathon") had initiated actions to terminate certain long-term agreements (the "Agreements") between Marathon and the Company's registered investment advisor subsidiaries. Under these Agreements, the Company had previously acquired Marathon's client accounts and earned fees for investment advisory services based upon assets under management ("AUM").

The revenue generated from these services contributed approximately $350,000 annually to the Company's cash flow and operating results. As of August 22, 2024, Marathon began taking steps to reclaim the AUM associated with these client accounts. If Marathon successfully reclaims all of the AUM, the Company's cash flow for this fiscal year will not be affected, but cash flow fiscal year 2025 could potentially decrease by approximately $350,000, which may result in a net loss unless the Company is able to replace this revenue. Company’s plans will include a focus on revenue growth during the next fiscal year.

Marathon claims that it has the right to compete for client AUM despite the Company's previous acquisition of the client accounts. The Company disputes Marathon's position and intends to seek enforcement of the Agreements through appropriate legal channels.

The Company is currently evaluating the potential impact of this event on its financial condition and results of operations. The Company will provide updates in subsequent periodic reports or through the filing of additional current reports as material developments occur.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINANCIAL GRAVITY COMPANIES, INC.
(Registrant)

By:	/s/ Scott Winters
	Name:	Scott Winters
	Title:	Chief Executive Officer

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